Exhibit 23.1

CONSENT OF REGISTERED AUDITORS

          We have issued our report dated 27 May 2010 accompanying the consolidated financial statements of CitySync Limited for the year ended 31 January 2010 included in this Current Report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. and subsidiaries on Forms S-8 (File No. 333-167496, effective June 14, 2010; File No. 333-165303, effective March 8, 2010; File No. 333-152217, effective July 3, 2008; File No. 333-142449, effective April 30, 2007; File No. 333-82546, effective February 11, 2002 File No. 333-86169, effective August 30, 1999; and File No. 333-09289, effective July 31, 1996) and on Forms S-3 (File No. 333-162810, effective November 18, 2009; and File No. 333-41706, effective July 19, 2000).

/s/Raffingers Stuart

Woodford Green, Essex, United Kingdom
4 August 2010